   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2000
                     REGISTRATION NO. 333-______________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 INFOTOPIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                                              95-4685068
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)

                                   218 TEARALL
                          RAYNHAM, MASSACHUSETTS 02767
                                 (508) 884-9900
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              INCORP SERVICES, INC.
                         3675 PECOS-MCLEOD , SUITE 1400
                             LAS VEGAS, NEVADA 89121
                                 (702) 866-2500
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                             JEFFREY A. RINDE, ESQ.
                               BONDY & SCHLOSS LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                              PHONE: (212) 661-3535
                               FAX: (212) 972-1677


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE            PROPOSED    PROPOSED MAXIMUM       AMOUNT OF
         TO BE REGISTERED                   REGISTERED             MAXIMUM         AGGREGATE        REGISTRATION
                                                                   OFFERING        OFFERING           FEE (26)
                                                                   PRICE PER      PRICE (26)
                                                                   UNIT (26)
----------------------------------------------------------------------------------------------------------------
Common Stock registered on behalf of   35,949,578 Shares(1)         $.51         $18,334,285         $4,840.25
certain shareholders, par value
$.001 per share
----------------------------------------------------------------------------------------------------------------

Total                                  35,949,578 Shares            $.51         $18,334,285         $4,840.25

         (1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of Infotopia, Inc. Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on September 29, 2000.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED ______________, 2000

                                   PROSPECTUS

                        35,949,578 Shares of Common Stock

                                 INFOTOPIA, INC.

                           Common Stock (no par value)


      This prospectus covers the offer and sale of an estimated 35,949,578 shares of our common stock. The common stock is being offered and sold by certain of our shareholders.

      The selling shareholders may without limitation offer their shares of common stock for sale through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this prospectus.

                 THE PROCEEDS AND DETERMINING THE OFFERING PRICE

      All proceeds from the sale of the common stock under this prospectus will go to the selling shareholders. The Company will not receive any proceeds from sales of the common stock offered by the selling shareholders.

      Our common stock is currently traded on the Nasdaq Stock Market OTC Bulletin Board under the symbol "IFTP." On September 29, 2000, the last reported sales price of a share of Infotopia common stock was $.51 per share.

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is ______________, 2000.

                                TABLE OF CONTENTS

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                                                                               Page
                                                                               ----
   Where You Can Find More Information....................................       4
   Prospectus
   Summary................................................................       5
   Risk
   Factors................................................................      10
   Use of
   Proceeds...............................................................      15
   Selling
   Shareholders...........................................................      15
   Plan of
   Distribution...........................................................      17
   Legal
   Matters................................................................      20

   Experts................................................................      20

         THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE CAN YOU FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"):

         (a) Our Annual Report on Form 10-KSB for the years ended February 29, 2000 and February 28, 1999;

         (b) Our Quarterly Reports on Form 10-QSB for the quarters ended May 31, 2000, November 30, 1999, August 31, 1999 and May 31,
                  1999;

         (c) All of our other reports and forms filed pursuant to Section 13(a) or 15(d) of the Exchange Act, prior to the date hereof; and

         (4) The "Description of Securities" as contained in our Registration Statement on Form 10-SB as filed with the Securities and Exchange Commission on December 10, 1998.


                               PROSPECTUS SUMMARY

         The following summarizes the business and operations of Infotopia, Inc. (referred to in this prospectus as "we", "us", "Infotopia" or the "Company"). This summary highlights certain information about us that is included and incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information about us or all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under the caption "Risk Factors" and the information in the financial statements and the notes to the financial statements that are incorporated by reference in this prospectus. The securities offered by this prospectus involve a high degree of risk. See "Risk Factors."

THE COMPANY

         Infotopia, Inc. was originally incorporated as Flex Marketing, Inc. under the laws of the State of Ohio on September 11, 1997. In accordance with a share exchange agreement executed on November 21, 1998 by and between National Boston Medical, Inc. and Dr. Abravanel's Formulas, Inc., Flex Marketing was acquired by National Boston Medical, Inc. Under the terms of the share exchange agreement, 100% of the outstanding stock of Infotopia, Inc. was exchanged for the common stock of Dr. Abravanel's Formulas, Inc. As a result of the share exchange, Dr. Abravanel's Formulas, Inc. changed its name to Infotopia, Inc.

         Infotopia is in the Direct Marketing business encompassing commercials, infomercials, print media, radio and the World Wide Web. In order for Infotopia to increase revenues significantly, it may be necessary to seek additional capital to accomplish our business plan. Over the next twelve months, we will require approximately $5,000,000 to fully execute our business plan. This will be sufficient to continue ongoing operations including existing and future projects. We expect to fund a portion of these funds from cash flow received from product sales, with the balance coming from additional financing. Our management is currently reviewing several financing opportunities and will announce any developments as they occur.

We realize that the life-blood of Direct to Retail Marketing is new products. Therefore our product research and development/marketing department is considered to be of key importance to our future. New product ideas come from a variety of sources, including inventors, suppliers, trade shows, industry conferences, strategic alliances with manufacturing and consumer product companies. Currently, we have six (6) new products in various stages of development, all suitable for the "Direct to Retail" Marketing.

         We do extensive research and market evaluation of each product in order to determine if a product may be suited for direct response television and subsequent marketing through non-infomercial distribution. Upon final acceptance of the product, we obtain the rights to the products created by third parties through various licensing arrangements generally involving royalties related to sales of the product. We also obtain the rights to sell products, which have already been developed, manufactured and marketed through infomercials produced by other companies. We generally seek exclusive worldwide rights to all products in all means of distribution. These include the successful Backstroke Back Massager that was launched in November of 1998 and has been sold in both domestic and international markets.

         On June 26, 2000, we acquired exclusive rights to market the Torso Tiger Ab machine. Since February 2000, the Torso Tiger has produced between $800,000 to $1,000,000 per week in gross sales revenue. The Torso Tiger infomercial was rated the sixth most successful infomercial running during the month of April 2000 by Infomercial Monitoring, Inc. based on the frequency of airings in the United States. Infotopia is completing final edits of the Body Rocker total body work out machine. We expect to complete the edits during the fourth quarter of this year. In addition, we are completing a new diet show that is expected to be aired before the end of the fourth quarter. We are projecting revenues in these new products and additional projected launches in the coming year to help us achieve our goal of $54,000,000 in sales revenue for the end of fiscal 2001.

         We plan to hire five (5) new employees within the next 12 months. Any significant increase in demand for customer support and sales may require adding further employees. Our goal is to become a leader in Electronic Retailing, specializing in Direct Response Television (DRTV). Electronic Retailing is the use of any electronic media to present products to the consumer and provide a means of purchasing. There are four characteristics of electronic retailing:

                  (i) Electronic media includes television, radio and the Internet.

                  (ii) The message contains all information that the consumer needs to make a buying decision.

                  (iii) There is a specific offer made to the consumer.

                  (iv) There is an appeal to the consumer to make an immediate buying decision.

         The success of the Backstroke was the result of trial and error and a fast learning curve on the part of our management. Deciding that it is better to learn from the mistakes of others, we undertook extensive research into the electronic retailing industry. We analyzed the competition for its strengths and weaknesses. "Why do some products succeed while others fail?" "Why do some companies succeed while others fail?" We learned that the companies or products that failed all shared some common traits:

                         Lack of new products
                         Inability to attract inventors
                         Poorly designed products
                         Insufficient cost containment

         We realized that the current Direct Marketing paradigms needed to be challenged and reinvented with the emphasis placed on the inventor. The inventor is supported by a streamlined organization that is capable of marshaling the skills and resources best suited to a particular inventor and product. Our streamlined organization provides this new paradigm. Through strategic industry alliances, we are able to offer a broad range of talent and expertise that would be extremely expensive to offer inhouse. Our management has chosen to outsource specialty functions to companies with experience and expertise in various areas of "Direct Response to Retail Marketing." Through outsourcing, we are able to multiply the company's ability to recruit inventors, attract new products, and successfully launch multiple products.

PRODUCT LINE

         Infotopia is a product development company that specializes in the flexible marketing, advertising, and direct response sales of innovative consumer products. We have developed or obtained the marketing rights to several products in growth industries, including, healthcare, fitness, and recreation. We are currently direct marketing the Backstroker, which has been highly successful among consumers and healthcare professionals throughout the United States and abroad. Additional contracts and agreements have been made with Designs by Dean and Torso Tiger, Inc. Based on the particular product and profit potential, we will outsource portions of a product launch or the entire product to other media production companies. Product development is also underway for several products designed by Dean Tornabene for launch in the fourth quarter of 2000, including the Body Rocker and the Fat Fighter System. We are also actively pursuing and reviewing additional products that may lend themselves well to this form of marketing.

         The Backstroke is a body massager and health care device designed by a chiropractic physician. The Backstroke provides valuable muscle stimulation, enhanced circulation, and therapeutic acupressure throughout the neck, back and torso. Users benefit from the specially designed massage elements mounted on a frame that is placed horizontally on the floor. The elements are placed in a specific pattern, and vary in size and firmness to provide the correct stimulation and acupressure throughout the entire back. The unit includes an adjustable neck support roller and video instruction tape.

         MARKET RESEARCH

      The consumer market for massagers and related products has consistently grown during the last 20 years. Consumers have supported the industry by purchasing electric massage wands, chairs, and a variety of manual devices. Furthermore, the overall growth of the health care and physical fitness industry have complimented the sales of massage related devices. Industries that provide products that enhance the body or provide a feeling of well being have grown significantly due to an increase in consumer demand for products that enhance the body and level of physical fitness/appearance.

         The growth and improvement of direct response marketing and sales via infomercials, home shopping networks and commercials has had a positive impact on the massager industry. Manufacturers and retailers are utilizing alternative forms of retailing, such as, television shopping and infomercials, merchandising massagers with other home comfort items and promoting the products as a year-round purchase category. Unit sales, estimated at 4.6 million, are predicted to rise 4 - 10% throughout the entire category. Sales of body mats, massage chairs, and other higher ticket massagers are expected to grow 4-5 times faster than the entire category, which is the fastest growth that the category has experienced in years. Currently in the United States, more than 60% of all infomercials feature products from the physical fitness, health care, or body care industries. These products range from exercise devices to diet plans and self-improvement programs. Consumers are increasingly more interested in improving their quality of life by enhancing physical appearance and overall well-being. Manufacturers and retailers have responded to this surge in interest and demand by offering more products in these industries at various price points. Traditionally, consumers had fewer choices in healthcare and body care devices, and the products were offered at relatively high price points. Prior to the mid 1980's, the products were marketed to high income individuals as specialty or exclusive items only distributed in specific retail stores or catalogs.

NEW PRODUCTS

         "BodyRocker"

I      Infotopia has signed an exclusive sales and marketing agreement with both
Dean Tornabene and Charles Perez for the production of a minimum of 12 new infomercial products over the next four years and for the right of first refusal on all new inventions. Dean Tornabene and Charles Perez are the co-inventors of the Bunn and Thigh Sculptor, the Ab Rocker and several other inventions that have been used in Direct Response to Retail Marketing. These inventions have produced over 300 million dollars in sales during the past four years and continue to produce results at a very high level. Dean and Charles have ready for market, a new piece of fitness equipment tentatively being called the "BodyRocker," which we believe has enormous marketing potential. The Body Rocker is a "total body" fitness machine that will provide a no-impact workout at all fitness levels. The Body Rocker is designed to have mass appeal for beginners as well as serious fitness enthusiasts. Sales are projected in excess of 1 million units. We are also working with Dean Tornabene on the development of additional rocker projects which we plan to launch in early 2001.

         "Fat Fighting System"

         The Fat Fighting System, which was created by Dean Tornabene, is an all-natural dietary supplement that safely and effectively enhances the body's ability to burn off calories and unwanted fat. We expect to launch this product in early 2001.

ADDITIONAL NEW PRODUCTS

         We will soon be announcing several new products that are being readied to launch in early 2001. The new products will expand our product lines and create an opportunity for the release of some products that are continuity driven in that they will provide ongoing monthly revenue.

                                  RISK FACTORS

         The following factors should be reviewed carefully in conjunction with the other information in this Prospectus and our financial statements which are incorporated by reference. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this Prospectus and presented elsewhere by our management from time to time. See "Note Regarding Forward-Looking Statements."

         WE HAVE A LIMITED OPERATING HISTORY. We emerged via a spin-off and share exchange agreement from National Boston Medical, Inc. and a subsequent reverse merger with Dr. Elliot Abravanel's Formulas, Inc. in April 2000. New management was appointed immediately following the reverse merger and a complete overhaul of our operations and our marketing strategies were implemented. Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. Despite our recent growth in sales and net income, we cannot assure you that these trends will continue or that we will remain profitable.

         WE RELY ON SALES OF A FEW KEY PRODUCTS. Our financial success depends almost entirely on marketing our innovative products such as the Torso Tiger, which has and will continue to generate substantially all of our net sales. We recently expanded our presence in the home and commercial fitness equipment markets by entering into a licensing agreement to market the Torso Tiger. We plan to diversify our product line in the future, but we have not yet begun to do so. Despite these efforts, our financial performance remains dependent on a few products. Any significant diminished consumer interest in Body Rocker(TM) or Torso Tiger products would adversely affect our business. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient sales to justify the cost of developing and marketing these products.

         WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR EXISTING OPERATIONS AND ANTICIPATED GROWTH. We have grown significantly since April 2000, when we overhauled our marketing campaign due to the implementation of new management. We intend to continue to pursue an aggressive growth strategy. To manage our growth effectively, we believe that we must:

    -    Maintain a high level of manufacturing quality and efficiency;

    - Continue to enhance our operational, financial and management systems and controls;

    -    Effectively expand, train and manage our employee base;

    - Maintain an effective and efficient customer call center and inventory control and distribution system.

Our failure to properly manage any of these or other growth-related challenges could adversely affect our business. We cannot assure you that we will succeed in effectively managing our existing operations or our anticipated growth.

         A DECLINE IN CONSUMER SPENDING DUE TO UNFAVORABLE ECONOMIC CONDITIONS COULD HINDER SALES OF OUR CONSUMER PRODUCTS. The success of each of our products depends substantially on how consumers decide to spend their money. Unfavorable economic conditions may depress consumer spending, especially for premium priced products like ours.

         OUR FINANCIAL PERFORMANCE MAY BE VULNERABLE TO RAPIDLY CHANGING PREFERENCES IN THE CONSUMER FITNESS MARKET. Our net sales and profitability depend significantly on the acceptance of our existing and future fitness products within the consumer fitness market. This market is characterized by rapidly changing fitness trends and fads, frequent innovations and improvements are necessary to maintain consumer interest in fitness products. Our financial performance may be harmed if we are unable to successfully adapt the Body Rocker(TM), Torso Tiger or any of our consumer products to these changing trends and fads.

         OUR FINANCIAL PERFORMANCE WOULD BE HARMED IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OR DIRECTLY MARKET NEW CONSUMER PRODUCTS. Our growth strategy and financial performance depend in part on our ability to develop or acquire the rights to, and then directly market, new consumer products. Our net sales and profitability would be harmed if we are unable to develop or acquire the rights to premium quality, premium priced consumer products that satisfy our direct marketing criteria. In addition, any new products that we directly market may not generate sufficient net sales or profits to justify their development or acquisition costs. See "Business - New Product Development and Innovation" for a discussion of our product development efforts.

         WE DEPEND ON CERTAIN KEY EMPLOYEES. We will depend heavily upon the services of certain officers and directors of the Company, including in particular, Daniel Hyong and Ernest Zavoral. We do not have key person life insurance on any of the lives of said individuals but we are in the process of evaluating its needs for such insurance. We have employment contracts in effect with two of our executive officers, Daniel Hyong, our Chairman and Chief Executive Officer and Ernest Zavoral, our President. There are no other agreements or understandings with persons regarding termination of employment or change-in control arrangements. While we may hire additional qualified individuals to work in various capacities for the Company, the loss of the services of any of the officers and directors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

         WE FACE REGULATORY RISKS. We are regulated by various federal, state and local authorities, including the Federal Trade Commission, the Consumer Products Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. We believe we are in material compliance with all applicable rules and regulations. If we are incorrect, or if we violate such regulations in the future, we may be subject to regulatory enforcement efforts. Any regulatory enforcement efforts, particularly any actions that could interrupt our direct marketing efforts or result in a product recall, would adversely affect our business.

         FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price for our common stock. See "Shares Eligible for Future Sale."

         INCREASES IN PRODUCT RETURNS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. Any material increase in the quantity of products returned by our customers for purchase-price refunds could adversely affect our financial performance. We have limited operating experience with the Torso Tiger which we began marketing in August 2000, and therefore limited experience with the return rates for this product. See "Business - Products."

         OUR WARRANTY RESERVES MAY BE INSUFFICIENT TO COVER FUTURE WARRANTY CLAIMS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. We offer warranties on all of our principal products. If our warranty reserves are inadequate to cover future warranty claims on our products, our financial performance could be adversely affected. We have limited operating experience with the Torso Tiger, which we began marketing in August 2000, and therefore limited experience with warranty claims for these products. The manufacturer does indemnify us for factory defects, however.

         OUR MARKET IS INTENSELY COMPETITIVE. Each market in which we participate is intensely competitive. We believe that more than 75 companies manufacture and market commercial and home fitness equipment. Important competitive factors in this market include price, product quality and performance, diversity of features, warranties and customer service. We believe that our products are competitive in each of these categories. However, many of our competitors possess greater financial resources, wider brand name recognition, broader distribution networks and other resources and characteristics that may give them a competitive advantage. See "Business - Competition."

         WE FACE PRODUCT LIABILITY RISKS. We are subject to potential product liability claims if our products injure or allegedly injure our customers or other users. We believe that our insurance coverage and reserves adequately cover potential product liability claims. However, we may have inaccurately assessed our product liability risk. In addition, we may be unable to purchase sufficient insurance coverage at an affordable price, or our insurers may fail to satisfy their obligations. If our insurance coverage and reserves are inadequate to cover future product liability claims, our business may be adversely affected.

         WE FACE RISKS ASSOCIATED WITH ANY FUTURE ACQUISITIONS. We intend to explore growth opportunities through strategic acquisitions that would enhance our direct marketing capabilities or product lines. We currently have no agreements, understandings or other arrangements with respect to any acquisition. If we identify and pursue an acquisition opportunity, our management may be required to devote a significant amount of time and effort to the process, which could unduly distract them from our existing operations. If we complete an acquisition, we expect to face significant challenges integrating the acquired business into our operations. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired product or technology may not perform as we expect. Any such difficulties would adversely affect our business. In addition, the size, timing and integration of any acquisitions could cause substantial fluctuations in our operating results. To pay for an acquisition, we may use common stock or cash, including the proceeds of the offering. See "Use of Proceeds." Alternatively, we may borrow money from banks or other lenders. If we use common stock, the ownership interest of our shareholders would be diluted. If we use cash or debt, our financial liquidity will be reduced.

         INCREASES IN ADVERTISING RATES MAY REDUCE OUR PROFITABILITY. We depend primarily on television commercials and television infomercials to market our products. Consequently, the price we must pay for our preferred media time significantly affects our financial performance. If the cost of our preferred media time increases, it may increase our selling and marketing expenses and decrease our profitability. See "Business -Direct Marketing" for a more detailed discussion of our advertising efforts.

         OUR SALES MAY MATERIALLY DECLINE IF OUR CUSTOMER SERVICE CALL CENTER STOPS OPERATING. We receive and process almost all orders for our directly marketed products through our customer service call center. See "Business - Direct Marketing." Our call center could stop operating for a number of reasons, including poor weather, natural disaster, or fire. If our backup facilities and contingency plans are ineffective to handle such problems, we could not sell our directly marketed products during the affected period. Our business could be substantially harmed if our call center stops operating for a significant time period. We do have backup capabilities because if the center were down, our lines could be migrated elsewhere to ensure continuity in our customer service operation.

         OUR FAILURE OR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD SIGNIFICANTLY HARM OUR COMPETITIVE POSITION, AND WE COULD ALSO INCUR SUBSTANTIAL COSTS TO DEFEND CLAIMS THAT WE HAVE VIOLATED THE PROPRIETARY RIGHTS OF OTHERS. Protecting our intellectual property is an important factor in maintaining our competitive position in the fitness industry. If we do not or are unable to adequately protect our intellectual property, our sales and profitability could be adversely affected. We currently hold a number of patents and trademarks. However, our efforts to protect our proprietary rights may be inadequate and applicable laws provide only limited protection. In addition, we believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we may not be able to successfully prevent others from claiming that we have violated their proprietary rights or that any such assertion will not require us to enter into a license agreement or royalty agreement with the party asserting a claim. We could incur substantial costs in defending against such claims, even if they are invalid, and we could become subject to judgments requiring us to pay substantial damages. See "Business - Intellectual Property."

         THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN THE COMMON STOCK, MAKING THE MARKET FOR THE COMMON STOCK LESS LIQUID. Trading in our securities is conducted on the Nasdaq OTC Bulletin Board. As long as the common stock is not quoted on the Nasdaq National Market or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock continues to be subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market.

         OUR DIRECTORS HAVE THE AUTHORITY TO DESIGNATE ONE OR MORE CLASSES OF PREFERRED STOCK. Our Articles of Incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock. Such preferred stock may have such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. Our directors could use this authority, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Infotopia. To date, no shares of preferred stock have been issued, and although the directors currently have no intention of issuing any shares of preferred stock in the future, they may nevertheless decide it is in our best interests to do so. See "Description of Securities."

         YOU WILL EXPERIENCE IMMEDIATE, SUBSTANTIAL DILUTION OF THE NET TANGIBLE BOOK VALUE OF THE SHARES YOU PURCHASE. Assuming the sale of all of the shares we offer, purchasers of our common stock in this offering:

         * will pay a price per share that substantially exceeds the value on a per share basis of our assets after we subtract from those assets our intangible assets and our liabilities;

         * will incur immediate dilution in net tangible book value of $1.25 per share;

         * will own approximately only 42.9% of the outstanding shares of our common stock;

         * may experience further dilution in the net tangible value of their common stock as a result of future issuances of common stock.

         FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Future sales of shares of common stock by existing shareholders under Rule 144 of the Act or through the exercise of outstanding registration rights or the issuance of shares of common stock upon the exercise of options or warrants could materially adversely affect the market price of the common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are available for sale under Rule 144 in the public market or will become available for sale in the near future and no predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the common stock prevailing from time to time.

                           FORWARD LOOKING STATEMENTS.

         This Prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares of common stock. The principal purpose of this offering is to effect an orderly disposition of the selling shareholders' shares. We will not receive any part of the proceeds from such sales of common stock.

                         DETERMINATION OF OFFERING PRICE

                  The offering price of the Common Stock offered in this offering has been arbitrarily determined by the Company and bears no relationship to any recognized criterion of value. The price does not bear any relationship to the assets, book value, earnings or net worth of Infotopia. In determining the offering price, we considered such factors as prospects, if any, for our product within the industry, the previous experience of management, lack of technological development with respect to our project to date, our historical and anticipated results of operations, the present financial resources of the Company and the likelihood of acceptance of the proposed offering in the current securities markets. The shares of common shock covered by this Prospectus may be sold by the Selling Shareholders from time to time at prices and on terms not yet determined and solely within the discretion of the Selling Shareholder.

                                    DILUTION

         The deficit in our net tangible book value as of June 30, 2000 was approximately $322,525, or approximately $0.16 per share of common stock before giving effect to the offering. The deficit in net tangible book value per share represents the amount by which our total liabilities exceed our net tangible assets as of June 30, 2000, divided by the number of shares of common stock then outstanding. After giving effect to the sale of all of the 1,250,000 shares offered by Infotopia hereby (taking no account of the warrants being offered) and deducting the underwriter's commission and estimated offering expenses of $1,500,000 payable by us, our pro forma net tangible book value as of June 30, 2000 would have been approximately $8,802,475 approximately $2.68 per share. This is based on an assumed IPO price of $850 per unit, allocating all of the IPO price to the shares and not taking account of the warrants or the shares underlying the warrants. This represents an immediate increase in pro forma net tangible book value of approximately $2.86 per share to existing shareholders and an immediate dilution of approximately $5.86 per share to new investors purchasing Units of this offering. The following table illustrates this per share pro forma dilution:

Assumed initial public offering price per share                               $8.50
   Net tangible book value (deficit) per share before this offering                      $(0.16)

   Increase per share attributable to new investors                                        2.86

As adjusted pro forma net tangible book value per share after the offering                 2.52
Dilution per share to new investors                                                        5.98

                              SELLING SHAREHOLDERS


         The following list of selling shareholders includes (1) the number of shares of common stock currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

         In addition, the table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by
(i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

         The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon resale of shares of common stock being registered hereby. See "PLAN OF DISTRIBUTION."

         As of October 3, 2000, there were 99, 440,492 shares of common stock outstanding.

         Pursuant to Rule 416 under the Securities Act, selling shareholders may also offer and sell shares issued with respect to the warrants, debentures and preferred stock as a result of (1) stock splits, stock dividends or similar transactions and (2) the effect of anti-dilution provisions contained in the underlying documents.

         Pursuant to Rule 416 under the Securities Act, selling shareholders may also offer and sell shares issued with respect to the warrants, debentures and preferred stock as a result of (1) stock splits, stock dividends or similar transactions and (2) the effect of anti-dilution provisions contained in the underlying documents.

SECURITY OWNERSHIP OF MANAGEMENT

                                                                        Shares to be
                                 Shares Beneficially owned prior to       sold in        Shares Beneficially Owned
Name                                        Offering (1)                 Offering           After Offering (2)
----                                        ------------                 ---------          ------------------
                                   Number                 Percent                         Number          Percent
                                   ------                 -------                         ------          -------

Daniel Hoyng(3)                  2,886,200                  2.9%         2,886,200          0                0
  CEO, Chairman, Director
Ernest Zavoral                   2,646,788                 2.66%         2,646,788          0                0
  President, Director
Marek Lozowicki                  1,475,000                 1.48%         1,475,000          0                0
  Secretary
Clinton Smith                      750,000                  *              750,000          0                0
  Director
Directors and Officers           7,757,988                 7.80%         7,757,988
  As a Group

SELLING SHAREHOLDERS
Corinthians Financier Groups     1,380,000                 1.89%         1,380,000          0                0
JB Marc & Associates, Inc.       2,500,000                  2.5%         2,500,000          0                0
MLJ Management                   1,400,000                  1.4%         1,400,000          0                0
Jeff Rackover                    1,100,000                  1.1%         1,100,000          0                0
Thomson Kerneghan               16,500,000                15.59%        16,500,000          0                0
Oxford Capital                   3,750,000                 3.77%         3,750,000          0                0
Lenco                              825,000                  *              825,000          0                0
Triad, Inc.                        500,000                  *              500,000          0                0
Amy Christianson                   100,000                  *              100,000          0                0
Darlene Gasbaro                     50,000                  *               50,000          0                0
Scot Evans                          36,590                  *               36,590          0                0

-------------------
* - Less than 1%

         (1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty
(60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

         (2) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. The actual number of shares of common stock offered hereby is subject to change and could be materially greater or lesser than the estimated amount indicated, depending upon a number of factors, including whether the number of shares of common stock outstanding have been adjusted to account for any stock dividend, stock split and similar transactions or adjustment.

         (3) The address for each of the directors and officers of Infotopia is 218 Tearall, Raynham, Massachusetts

                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -        privately negotiated transactions;

         -        short sales;

         - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         -        a combination of any such methods of sale; and

         -        any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                                LEGAL PROCEEDINGS

         Infotopia is not a party to any pending legal proceedings, and, to the best of its knowledge, no such action by or against Infotopia has been threatened. Infotopia is not aware of any governmental authority that is contemplating any procedure to which Infotopia is a participant. None of Infotopia's officers, directors, or beneficial owners of 5% or more of Infotopia's outstanding securities, is a party to proceedings adverse to Infotopia nor do any of the foregoing individuals have a material interest in any proceedings adverse to Infotopia.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following Table sets forth certain information regarding the executive officers and directors of Infotopia as of June 30, 2000:

Name                   Age          Title
----                   ---          -----
Daniel Hyong            38          Director, Chairman, and Chief Executive Officer

Ernest Zavoral          43          Director and President

Marek Lozowicki         37          Secretary

Clinton Smith           41          Director

         A brief description of the backgrounds of the current Executive Officers and Directors are set forth below:

EXECUTIVE OFFICERS AND DIRECTORS

         DANIEL HYONG is an accomplished sales executive. His expertise in the medical services was gained from his successful leadership as corporate executive for an international healthcare services firm specializing in long-term care. Mr. Hoyng has a management and sales professional background with more than a decade of management experience. He most recently served as the vice-president of marketing and sales for Companion Radio, where he instituted the development of a sales force and launch of the product to the long-term care industry. Previously, Mr. Hoyng excelled as a Division Director for Healthcare Services Group, Inc., a company specializing in housekeeping and laundry services to the long-term care industry. Prior to his work with Healthcare, Mr. Hoyng served as a Sales Manager and then General Manager for ARA/Cory Refreshment Services. He was awarded his Bachelors in Communications Degree from Saint Joseph's College and has completed Masters level work on a Master's of Religion from the Athenaeum of Ohio.

         ERNEST ZAVORAL, Director and President, brings to Infotopia over 20 years of marketing and managerial experience. After attending Grove City College, Mr. Zavoral spent 15 years as a marketer and project manager for companies providing environmental solutions. His highly developed communication, presentation and management skills led him to enter the product development field, where he was responsible for bringing new and innovative products from the drawing-board to retail success. Mr. Zavoral is credited with developing "Why-Tie Shoelaces" and positioning that product to be a national success, with Wal-Mart as a primary customer. As President of Infotopia, Mr. Zavoral is responsible for developing and marketing health related products, such as Infotopia's highly acclaimed Backstroker, through television infomercials.

         MAREK LOZOWICKI, Secretary, is responsible for implementing and maintaining information and communication systems (voice and data) database management and electronic commerce. Prior to this, between July 1997 and October 1997, Mr. Lozowicki worked for Medical Marketing Group as a Systems Manager. His responsibilities included installing, configuring and maintaining the company computer network and other information systems (voice and data). Between March 1996 and October 1997, Mr. Lozowicki worked at Portraits International, Inc. as the Northeast Region Manager. There he oversaw all aspects of the photography contracts entered into by Portraits International, Inc. and the completion of the assignments that formed the contracts. Mr. Lozowicki was involved in the implementation of new digital previewing systems in the premium glamour sector utilized by chain stores such as Bloomingdale's. Other responsibilities included ongoing hiring, training and overseeing the department staff of over fifteen employees, equipment and material inventory control, quality assurance and the customer satisfaction assurance program. From August 1992 until March 1996, Mr. Lozowicki worked for APP, Inc. as a photography manager for the Northeast region. His responsibilities were similar to those at Portraits International, Inc.

         CLINTON SMITH, ESQ., director, received a baccalaureate degree at Morehouse College of Atlanta, Georgia where he majored in history and business administration. Mr. Smith completed the Juris Doctor degree in law at the Tulane University School of Law where he also received the 1987 Merit Award Recipient for the Law League of Louisiana. Mr. Smith is a member of the Louisiana Bar and is co-owner and General Partner of Roby & Smith, a full service law firm with a concentration in litigation. Mr. Smith is also a partner in the law firm of Bryan & Jupiter whose practice focuses on education/school law, commercial law, workers' compensation and tort defense.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share. As of September 25, 2000, there were issued and outstanding 97,440,492 shares of common stock and 58 holders of record. All outstanding shares of common stock are fully paid and nonassessable. Holders of the common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and the holders of the common stock exclusively possess all voting power. The articles of incorporation do not provide for cumulative voting in the election of directors. The holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors from funds available therefor, and upon liquidation they are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of common stock have no preemptive rights.

         Our articles of incorporation and bylaws do not contain any provision that would delay, defer or prevent a change in control.

         55,163,077 of the 97,440,492 shares of the common stock outstanding as of September 29, 2000 are subject to the limitations of Rule 144 promulgated under the Securities Act, and 44,277,415 shares are freely trading. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who holds shares of restricted securities as to which a minimum of one year has elapsed since the latter of the date of acquisition from the issuer or from an affiliate of the issuer, and any person who is an "affiliate" as that term is defined under the Securities Act, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock of the Company (approximately 994,404 shares as of September 25, 2000) or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the issuer. Under Rule 144, however, a person who holds restricted securities as to which a minimum of two years has elapsed since their acquisition from the issuer or an affiliate of the issuer and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell such shares without regard to the volume, manner of sale and certain other limitations contained in Rule 144.

STOCK OPTIONS

         We have entered into employment agreements with certain directors and officers (collectively the "D & O Plan"), pursuant to which we have granted options to purchase a total of 3,800,000 shares of our common stock. These options are exercisable at a price that is the lower of (i) the average weekly price of the common stock as reported on the OTCBB during the preceding four calendar weeks; or (ii) the market price of the common stock on the date of the exercise of the option.

         We have also entered into certain executive employment agreements wherein up to 2,000,000 options (the "Executive Option Plan") may be granted over a two-year period to each of three executives participating in the plan. To date, no options have been issued under the Executive Option Plan.

         We have also adopted a Directors and Secretary Stock Option Plan (the "D & S" Option Plan") for the period September 1, 2000 through August 31, 2001 wherein each director and the secretary are eligible for stock options of 500,000 shares of common stock exercisable at fifty ($.50) cents per share in each quarter that Infotopia attains revenues of $7,500,000. In any quarter that Infotopia achieves revenues of $60,000,000 or more, each director and the secretary will be eligible for an additional stock option bonus of 500,000 shares.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Neither our named experts nor our counsel has any substantial interest in our securities, as the term substantial interest is defined in Item 509 of Regulation S-K.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

         Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Nevada law. The Nevada law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under
Section 78.751 of the Nevada General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

         Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 78.751 of the Nevada General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

THE COMPANY

         Infotopia, Inc. was originally incorporated as Flex Marketing, Inc. under the laws of the State of Ohio on September 11, 1997. In accordance with a share exchange agreement executed on November 21, 1998 by and between National Boston Medical, Inc. and Dr. Abravanel's Formulas, Inc., Flex Marketing was acquired by National Boston Medical, Inc. who changed the name of the Company from Flex Marketing to Infotopia. Under the terms of the share exchange agreement, 100% of the outstanding stock of Infotopia, Inc. was exchanged for
the common stock of Dr. Abravanel's Formulas, Inc.     esult of the share
exchange, Dr. Abravanel's Formulas, Inc. changed its name to Infotopia, Inc.

         Infotopia is in the Direct Marketing business encompassing commercials, infomercials, print media, radio and the World Wide Web. In order for Infotopia to increase revenues significantly, it may be necessary to seek additional capital to accomplish our business plan. Over the next twelve months, we will require approximately $5,000,000 to fully execute our business plan. This will be sufficient to continue ongoing operations including existing and future projects. We expect to fund a portion of these funds from cash flow received from product sales, with the balance coming from additional financing. Our management is currently reviewing several financing opportunities and will announce any developments as they occur. We realize that the life-blood of Direct to Retail Marketing is new products. Therefore our product research and development/marketing department is considered to be of key importance to our future. New product ideas come from a variety of sources, including inventors, suppliers, trade shows, industry conferences, strategic alliances with manufacturing and consumer product companies. Currently, we have six (6) new products in various stages of development, all suitable for the "Direct to Retail" Marketing.

         We do extensive research and market evaluation of each product in order to determine if a product may be suited for direct response television and subsequent marketing through non-infomercial distribution. Upon final acceptance of the product, we obtain the rights to the products created by third parties through various licensing arrangements generally involving royalties related to sales of the product. We also obtain the rights to sell products, which have already been developed, manufactured and marketed through infomercials produced by other companies. We generally seek exclusive worldwide rights to all products in all means of distribution. These include the successful Backstroke Back Massager that was launched in November of 1998 and has been sold in both domestic and international markets.

         On June 26, 2000, we acquired exclusive rights to market the Torso Tiger Ab machine. Since February 2000, the Torso Tiger has produced between $800,000 to $1,000,000 per week in gross sales revenue. The Torso Tiger infomercial was rated the sixth most frequently aired infomercial running during the month of August 2000 by Infomercial Monitoring, Inc. based on the frequency of airings in the United States. Infotopia is completing final edits of the Body Rocker total body work out machine. We expect to complete the edits during the fourth quarter of this year. In addition, we are completing a new diet show that is expected to be aired before the end of the fourth quarter. We are projecting revenues in these new products and additional projected launches in the coming year to help us achieve our goal of $54,000,000 in sales revenue for the end of fiscal 2001 (February 28, 2001) and $103,000,000 by the end of fiscal 2002.

         We plan to hire five (5) new employees within the next 12 months. Any significant increase in demand for customer support and sales may require adding further employees. Our goal is to become a leader in Electronic Retailing, specializing in Direct Response Television (DRTV). Electronic Retailing is the use of any electronic media to present products to the consumer and provide a means of purchasing. There are four characteristics of electronic retailing:

                  (i) Electronic media includes television, radio and the Internet.
                  (ii) The message contains all information that the consumer needs to make a buying decision.
                  (iii)  There is a specific offer made to the consumer.
                  (iv) There is an appeal to the consumer to make an immediate buying decision.

         The success of the Backstroke was the result of trial and error and a fast learning curve on the part of our management. Deciding that it is better to learn from the mistakes of others, we undertook extensive research into the electronic retailing industry. We analyzed the competition for its strengths and weaknesses. "Why do some products succeed while others fail?" "Why do some companies succeed while others fail?" We learned that the companies or products that failed all shared some common traits:

                                Lack of new products
                                Inability to attract inventors
                                Poorly designed products
                                Insufficient cost containment

         We realized that the current Direct Marketing paradigms needed to be challenged and reinvented with the emphasis placed on the inventor. The inventor is supported by a streamlined organization that is capable of marshaling the skills and resources best suited to a particular inventor and product. Our streamlined organization provides this new paradigm. Through strategic industry alliances, we are able to offer a broad range of talent and expertise that would be extremely expensive to offer inhouse. Our management has chosen to outsource specialty functions to companies with experience and expertise in various areas of "Direct Response to Retail Marketing." Through outsourcing, we are able to multiply the company's ability to recruit inventors, attract new products, and successfully launch multiple products.

PRODUCT LINE

         Infotopia is a product development company that specializes in the flexible marketing, advertising, and direct response sales of innovative consumer products. We have developed or obtained the marketing rights to several products in growth industries, including, healthcare, fitness, and recreation. We are currently direct marketing the Backstroker, which has been highly successful among consumers and healthcare professionals throughout the United States and abroad. Additional contracts and agreements have been made with Designs by Dean and Torso Tiger, Inc. Based on the particular product and profit potential, we will outsource portions of a product launch or the entire product to other media production companies. Product development is also underway for several products designed by Dean Tornabene for launch in the fourth quarter of 2000, including the Body Rocker and the Bunn Rocker. We are also actively pursuing and reviewing additional products that may lend themselves well to this form of marketing.

         The Backstroke is a body massager and health care device designed by a chiropractic physician. The Backstroke provides valuable muscle stimulation, enhanced circulation, and therapeutic acupressure throughout the neck, back and torso. Users benefit from the specially designed massage elements mounted on a frame that is placed horizontally on the floor. The elements are placed in a specific pattern, and vary in size and firmness to provide the correct stimulation and acupressure throughout the entire back. The unit includes an adjustable neck support roller and video instruction tape.

MARKET RESEARCH

         The consumer market for massagers and related products has consistently grown during the last 20 years. Consumers have supported the industry by purchasing electric massage wands, chairs, and a variety of manual devices. Furthermore, the overall growth of the health care and physical fitness industry have complimented the sales of massage related devices. Industries that provide products that enhance the body or provide a feeling of well being have grown significantly due to an increase in consumer demand for products that enhance the body and level of physical fitness/appearance.

         The growth and improvement of direct response marketing and sales via infomercials, home shopping networks and commercials has had a positive impact on the massager industry. Manufacturers and retailers are utilizing alternative forms of retailing, such as, television shopping and infomercials, merchandising massagers with other home comfort items and promoting the products as a year-round purchase category. Unit sales, estimated at 4.6 million, are predicted to rise 4 - 10% throughout the entire category. Sales of body mats, massage chairs, and other higher ticket massagers are expected to grow 4-5 times faster than the entire category, which is the fastest growth that the category has experienced in years. Currently in the United States, more than 60% of all infomercials feature products from the physical fitness, health care, or body care industries. These products range from exercise devices to diet plans and self-improvement programs. Consumers are increasingly more interested in improving their quality of life by enhancing physical appearance and overall well-being. Manufacturers and retailers have responded to this surge in interest and demand by offering more products in these industries at various price points. Traditionally, consumers had fewer choices in healthcare and body care devices, and the products were offered at relatively high price points. Prior to the mid 1980's, the products were marketed to high income individuals as specialty or exclusive items only distributed in specific retail stores or catalogs.

NEW PRODUCTS

         "BodyRocker"

         Infotopia has signed an exclusive sales and marketing agreement with both Dean Tornabene and Charles Perez for the production of a minimum of 12 new infomercial products over the next four years and for the right of first refusal on all new inventions. Dean Tornabene and Charles Perez are the co-inventors of the Bunn and Thigh Sculptor, the Ab Rocker and several other inventions that have been used in Direct Response to Retail Marketing. These inventions have produced over 300 million dollars in sales during the past four years and continue to produce results at a very high level. Dean and Charles have ready for market, a new piece of fitness equipment tentatively being called the "BodyRocker," which we believe has enormous marketing potential. The Body Rocker is a "total body" fitness machine that will provide a no-impact workout at all fitness levels. The Body Rocker is designed to have mass appeal for beginners as well as serious fitness enthusiasts. Sales are projected in excess of 1 million units. We are also working with Dean Tornabene on the development of additional rocker projects which we plan to launch in early 2001.


ADDITIONAL NEW PRODUCTS

     We will soon be announcing several new products that are being readied to launch in early 2001. The new products will expand our product lines and create an opportunity for the release of some products that are continuity driven in that they will provide ongoing monthly revenue.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the audited consolidated financial statements appearing elsewhere in this prospectus.

RESULTS OF OPERATIONS

Three months ended May 31, 2000 compared with six months ended May 31, 1999

      During the quarter ended May 31, 2000, the Company's net sales were only $871,000 compared to the previous year's quarter (1999) net sales of approximately $1,188,000. This decrease in volume was primarily due to: (1) the Company's main direct to sales product, the Backstroke Back Massager, had matured and has subsequently been remarketed to retail sales outlets and the international trade; (2) the Company was in a state of transition in this quarter whereby new products produced by Cactus Jack and Dean Tornabene (DTCP) were being manufactured and commercial production prepared for their roll-outs beginning July, 2000; (3) the Company greatly reduced its sales and marketing expenses for the quarter which has a direct effect on sales. The sales from the quarter were predominantly from previously recorded deferred sales as well as some new sales associated with the retail markets.

      Cost of sales for the quarter was 49% compared to 31% in the previous year's quarter due to the change in product mix and pricing arrangements. The prior year's sales were predominantly Backstroke Back Massager units sold via infomercials and had a much higher profit margin. The current quarter sales reflects sales of lower-priced products (Cactus Jack One-Shot Lures and DTCP Fat Fighter System) as well as products sold to the retail market at a lower price to attempt to gain future market share.

      Management expects revenues will begin to grow as the Torso Tiger comes online and the rollout of the Body Rocker and Fat Fighting System. To achieve this expected growth, the Company's advertising, promotional and production expenses will increase significantly in the coming quarters. As noted by the statement of operation for this quarter, selling and marketing expenses were $341,000 compared to the previous year's quarter of $1,383,000 due to management's decision not to use the infomercial marketing channel.

      General and administrative expenses were 21% higher ($233,000) than the previous year's quarter due to the realization of costs associated with stock issued for legal and professional services. For the quarter, costs amortized associated with stock issued for services related to shell acquisition was approximately $240,000. Depreciation and amortization increased significantly as a percentage of net sales due to the capitalization and related amortization of licenses and production costs associated with Cactus Jack and DTCP product lines.

      For the quarter ended May 31, 2000, the Company received equity financing from stock subscriptions ($705,000) to provide working capital during its stage of transition into its new product lines. For the period, the company's loss was $1,534,633 and its net cash provided from operations was a deficit of $566,679. Cash from operations was impacted by an increase in inventories ($287,000) due to the expected release of its new product lines offset by an increase to accounts payable ($630,000) as a means to temporarily finance operations. During the period, the Company increased its investment in property, equipment and production costs by $180,000.

      As of May 31, 2000, the Company has a working capital deficit of $643,632 and an accumulated deficit of $10,739,664. Based upon the Company's plan of operation, the Company estimates that existing resources, together with funds generated from operations, will not be sufficient to fund the Company's working capital. The Company is actively seeking additional equity and debt financing. There can be no assurances that sufficient financing will be available on terms acceptable to the Company or at all. If the Company is unable to obtain such financing, the Company will be forced to scale back operations, which would have an adverse effect on the Company's financial condition and results of operation.

      Since management expects improvements in revenue streams throughout 2000, certain expenses such as production and media costs would increase in proportion to revenues. Other expenses related to general and administrative expenses are not expected to rise proportionally as project increase and revenues improve. Infotopia is able to generate increasing revenues without significantly increasing employee counts or general and administrative expenses as certain marketing activities (fulfillment and production) are generally outsourced. While management believes that revenues and growth will increase in future periods, the upside potential from successful infomercial marketing is great but the risk of failure is always present. Therefore, while management's operating plan is predicated on the successful launch of new products, there can be no assurances that profitability will be realized if one or more of the products fail. This risk leads to the conclusion that the Company will require supplemental capital to maintain and to increase its stable of products, to fund operations and to improve profitability.

CASH REQUIREMENTS AND NEEDS FOR ADDITIONAL FUNDS

      We are a Direct Marketing development stage company with operations and revenues. We should reach marginal profitability in our third quarter this fiscal year, but have only limited capital resources. While it is anticipated revenues will be increasing as per projections, it may be necessary for the Company to seek additional capital over time to optimize the accomplishment of its business plan. The following disclosure treats describes all funding since Dr.Abravanel's Formulas Inc. acquired Infotopia, Inc. on April 26, 2000 and plans and arrangements for the future funding. We believe it to be important to the development of the company to continually review and develop new projects for all our marketing channels, and we have determined that new funds are highly desirable, and possibly necessary to aggressively approach operations in the year 2000.

The registrant has entered into three separate agreements to raise a minimum of $3,5000,000 and a maximum of $6,000,000. As of this filing the Company has completed

$2,130,369 of this funding.

      First, an engagement letter for Corinthians Ltd. was executed on April 26, 2000 to purchase a minimum of $750,000 and a maximum of $2,000,000 (to be in reliance on Regulation D, Rule 506, and section 4 (2) of the Securities Act of
1933) worth of restricted common stock of Infotopia, Inc. for $1.00 per share, between April 26, 2000 and August 31, 2000. As of this filing $880,000 of this funding has been completed.

      Second, an engagement letter for JB Marc and Associates, Inc. was executed on April 26, 2000 to purchase a minimum of $750,000 and a maximum of $2,000,000 (to be in reliance on Regulation D, Rule 506, and section 4 (2) of the Securities Act of 1933) worth of restricted common stock of Infotopia, Inc. for $1.00 per share, between April 26, 2000 and August 31, 2000. As of this filing $858,369 of this funding has been completed.

      Third, an engagement letter for First Equity Capital, Inc., was executed on July 5, 2000 to raise a minimum of $2,0000,000 worth of promissory notes to be sold in units of a minimum of $50,000 (see Exhibit 10.7). The note holder will receive 10% interest and warrants to purchase 100,000 shares of common stock of Infotopia, Inc. for $0.15 per share and 100,000 shares at $0.25 per share. As of this filing the company as executed $400,000 worth of promissory notes. First Equity Capital, Inc., will receive 600,000 shares of restricted common stock for each $500,000 raised. A bonus of 200,000 shares of restricted common stock will be issued for each $500,000 raised provided the $500,000 increments are received each 15 days. In addition for each $100,000 raised First Equity Capital, Inc. will receive 50,000 warrants at $0.15 per share and 50,000 warrants at $0.25 per share.

      As of this filing the Company is finalizing negotiations to raise an additional $5,000,000. The Company believes that its present arrangements will provide sufficient working capital to continue operations for the next twelve months. There can be no guaranty that unrealized funding will be realized.

                             DESCRIPTION OF PROPERTY

      Our corporate offices are located at 218 Tearall in Raynham, Massachusetts. Our office space consists of 3,000 square feet at a rental of $2,700 per month. We have a one year lease which terminates on June 30, 2001.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our Common Stock is currently quoted on the OTC Bulletin Board ("OTCBB") under the symbol "IFTP." In April 2000, Infotopia was acquired by Dr. Abravanel's Formulas, Inc. ("Dr. Abravanel's"), a Nevada Company trading on the OTCBB under the symbol "DABV." Pursuant to a Plan of Exchange by and between Dr. Abravanel's and Infotopia, Dr. Abravanel's would acquire 100% of the outstanding stock of Infotopia in exchange for the common stock of Dr. Abravanel's. On April 26, 2000, the name Dr. Abravanel's was changed to Infotopia and the stock symbol became IFTP.

      The following table sets forth the range of the high and low closing bid prices per share of our Common Stock during each of the calendar quarters identified below. These bid prices were obtained from the National Quotation Bureau and do not necessarily reflect actual transactions, retail markups, markdowns or commissions. Based on the very limited public float and trading in our Common Stock, we believe that such data is anecdotal and may bear no relation to the true value of our Common Stock or the range of prices that would prevail in a liquid market.

      The high and low bid sales prices for the equity for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included are as follows:

Year     Quarter   High Bid     Low Bid     Year      Quarter   High Bid    Low Bid
1998       4th       N/A*       N/A*       1999       4th       .0625**    .0625
1999       1st       N/A*       N/A*       2000       1st       .0625      .0625
1999       2nd       N/A*       N/A*       2000       2nd       .5         .0625
1999       3rd       N/A*       N/A*       2000       3rd       .99        .09



* Infotopia's sec urities were not l isted on the Over-the-Counter Bulletin Board until the fourth quarter of 1999.

** Started trading on October 19, 1999.

** Stock symbol was DABV until second quarter 2000.

                             EXECUTIVE COMPENSATION


                           Summary Compensation Table


                                                                                        Long Term Compensation
                                                                                        ----------------------
                                            Annual Compensation                         Awards             Payouts
---------------------------------------------------------------------------------------------------------------------
     Name and Principal                                                Other Annual     Stock              All Other
     Position                       Year    Salary         Bonus       Compensation     Awards(9)          Compensation
---------------------------------------------------------------------------------------------------------------------

     Elliot Abravanel, CEO,        1998     $0(4)            -                -              -                     -
     President
     Mark Delott, Director, Vice   1998     $0(4)            -                -              -                     -
     President

     Elliot Abravanel, CEO,        1999     $0(4)            -                -              -                     -
     President
     Mark Delott, Director, Vice   1999     $0(4)            -                -              -                     -
     President

     Elliot Abravanel, CEO,        2000     $0(4)            -                -              -                      -
     President
     Mark Delott, Director, Vice   2000     $0(4)            -                -              -                      -
     President(1)

     Daniel J. Hoyng, CEO(2)       2000     $175,000     $20,000                -       $1,225,700(5)               -
     Ernest Zavoral, President(2)  2000     $165,000     $20,000                -       $1,062,424.25(6)            -
     Marek Lozowicki, Secretary,
     Treasurer                     2000     $100,000     $12,000                -       $817,187.50(7)              -
     Clinton Smith(2)
     Tony Ferracone(3)             2000     $0                                          $568,750(8)
                                   2000     $90,000


(1) On April 25, 2000, the Company accepted the resignation of Mr. Mark Delott as a member of the board of the directors and as an officer of the Company.

(2)On April 25, 2000, the Company accepted the resignation of Dr. Elliot Abravanel as CEO and President of the Company and Mr. Dan Hoyng was appointed CEO. Ernest Zavoral was appointed as President and Clinton Smith was appointed to the Board of the Company.

(3) Tony Ferracone resigned as a Director of the Company on October 3, 2000. (4) In lieu of compensation for services performed on behalf of the Company since its inception, Dr. Abravanel and Mr. Delott participated in a Rule 701 Compensatory Benefit Plan whereby each of those individuals was allowed to purchase 750,000 shares of the Company's common stock at par value or $0.001 per share ($750). The foregoing individuals entered into the Rule 701 Compensatory Benefit Plan in April of 1998 although the shares were not actually purchased until August of 1998.

(5) Consists of 111,200 shares valued at $.0625 awarded on April 26, 2000 and 1,500,000 shares valued at $0.8125 awarded on September 13, 2000.

(6) Consists of 106,788 shares valued at $.0625 awarded on April 26, 2000 and 1,300,000 shares valued at $0.8125 awarded on September 13, 2000.

(7) Consists of 75,000 shares valued at $.0625 awarded on April 26, 2000 and 1,000,000 shares valued at $0.8125 awarded on September 13, 2000.

(8) Consists of 700,000 shares valued at $0.8125 awarded to Mr. Smith on September 13, 2000.

(9) As of the end of the last fiscal year there was 12,000,000 restricted shares valued at $.0625. No dividends will be paid on any of the restricted stock.

                              FINANCIAL STATEMENTS

         Unaudited       financial statements as of May 31, 2000, and for the
                         three-month period then ended.
                                INFOTOPIA, INC.

                                 BALANCE SHEETS
                                    UNAUDITED

                                          For the        For the
                                          Period      Period Ended
                                          Ended
                                          May 31,      February 29,
                                           2000           2000
                                        -----------   -------------
Cash and cash equivalents                  $4,556           $4,579
Accounts receivable, net of
allowance for
  doubtful accounts of $27,000 and        142,153           82,585
$15,000
Inventory                                 482,559          195,531
Prepaid expenses and other current      1,527,633          724,231
assets
                                       ----------    -------------
Total current assets                    2,156,901        1,006,926

  accumulated depreciation and
amortization of
  $199,490 and $182,154                   340,094          204,430



  amortization of $50,141 and             688,933          690,235
$21,668


Licenses and other intangibles, less
accumulated
  amortization of $477,678 and          1,246,595        1,320,453
$403,820
Investment                                375,000          375,000
                                       ----------    -------------
   TOTAL ASSETS                        $4,807,523       $3,597,044
                                       ==========       ==========

                                INFOTOPIA, INC.
                                 BALANCE SHEETS

                                    UNAUDITED


                                                                 For the Period     For the Period
                                                                    Ended              Ended
LIABILITIES AND STOCKHOLDERS' EQUITY                               May 31,            February 29,
                                                                     2000                  2000
                                                                 ---------------    ----------------
CURRENT LIABILITIES

Due to related party                                                   $       --        $  9,249,296
Accounts payable and accrued expenses                                     2,755,605         2,125,310
Current maturities of long-term debt                                        218,000           216,918
Current maturities of notes payable to stockholders and affiliates          120,627           120,627
Deferred revenue, current portion                                            81,301           631,301
                                                                       ------------      ------------
Total current liabilities                                                 3,175,533        12,343,452

LONG-TERM LIABILITIES
Long-term debt, less current portion                                        734,536           867,672
                                                                       ------------      ------------
TOTAL LIABILITIES                                                         3,910,069        13,211,124


STOCKHOLDERS' EQUITY

Common stock, $.001 par value, 40,000,000
  shares authorized; 20,260,902 shares issued and                            20,260              --
outstanding

Additional paid-in capital                                               11,616,859              --
Accumulated deficit                                                     (10,739,665)       (9,614,080)
                                                                       ------------      ------------
Total stockholders' equity                                                  897,454        (9,614,080)
                                                                       ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $  4,807,523      $  3,597,044
                                                                       ============      ============

                                 INFOTOPIA, INC
                             STATEMENT OF OPERATION
                                    UNAUDITED

                                       For the Period     For the Period
                                          Ended               Ended
                                        May 31, 2000       May 31, 1999
                                        ------------       ------------
REVENUE
Sales, net of returns and
allowances
   of $64,986 and $103,200             $    871,268      $  1,187,684

COST OF SALES                               372,952           369,347
                                       ------------      ------------
GROSS PROFIT                                498,316           818,337
                                       ------------      ------------


OPERATING EXPENSES
General and administrative                1,335,994         1,103,362

Selling and marketing                       341,861         1,383,399
Depreciation and amortization               156,905            78,576
                                       ------------      ------------
    Total operating expenses              1,834,760         2,565,337
                                       ------------      ------------

LOSS FROM OPERATIONS                     (1,336,444)       (1,747,000)

OTHER INCOME (EXPENSE)
Interest expense                            198,188            45,903
                                       ------------      ------------

LOSS FROM OPERATIONS BEFORE INCOME       (1,534,633)       (1,792,903)
TAXES

INCOME TAXES                                   --                --
                                       ------------      ------------
NET LOSS                               $ (1,534,633)     $ (1,792,903)
                                       ============      ============


Basic and diluted loss per share              (0.10)            (0.14)

Weighted average shares                  14,675,627        12,841,353
outstanding



                                INFOTOPIA, INC.
                             STATEMENT OF CASH FLOWS
                       For the Quarter Ended May 31, 2000
                                    UNAUDITED

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                           $(1,534,633)
   Adjustments to reconcile net (loss) to net
cash
     provided by (used in) operating activities
        Depreciation and amortization                    156,905
Changes in assets and liabilities
Accounts receivable - trade                              (71,568)
Inventory                                               (287,028)
Prepaid expenses                                         680,302
Other changes                                            409,048
Accounts payable and accrued expenses                    630,295
Customer deposits                                       (550,000)
                                                     -----------
Net cash provided by operating activities               (566,679)
                                                     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                      (153,000)
Capitalized production cost                              (27,171)
Licenses and other intangibles                                 0


                                                     -----------
Net cash used in investing activities                   (180,171)
                                                     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt                            51,689
Payments on debt                                          (9,863)
Proceeds from stock subscriptions                        705,000
                                                     -----------
Net cash provided (used in) financing activities         746,827
                                                     -----------
NET INCREASE (DECREASE) IN CASH AND CASH                     (24)
EQUIVALENTS

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR              4,579
                                                     -----------

CASH AND CASH EQUIVALENTS - END OF PERIOD             $    4,556
                                                    ============

SUPPLEMENTAL INFORMATION:
Interest paid                                         $    6,910
Income taxes paid                                     $        0


                                INFOTOPIA, INC.
                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE THREE MONTH PERIOD ENDED MAY 31, 2000
                                   (UNAUDITED)

NOTE 1 - Summary of significant accounting policies

a) Organization and Basis for Presentation INFOTOPIA, INC. (Formerly Flex Marketing, Inc. (OH)) (the "Company" or "Infotopia") was incorporated under the laws of Ohio in September 11, 1997. The company was acquired by National Boston Medical, Inc. (NV) in a share exchange agreement executed on November 21, 1998. The Company was spun-off in a share exchange agreement between National Boston Medical, Inc. and Dr. Abravanel's Formulas, Inc. (DABV) in which 100% of the outstanding stock of Infotopia, Inc. would be exchanged for common stock of DABV. As a result of the plan of the exchange, Dr. Abravanel's Formulas, Inc. changed its name to Infotopia,

 Inc. (IFTP).

b) Business Operations The Company engages in the development, marketing, advertising and selling of innovative wellness products through direct marketing and response efforts.

c) Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates.

d) Revenue Recognition Infotopia recognizes product revenues upon shipment to the customer. Products are often back-ordered and are not shipped immediately. The Company recognizes these cash receipts as customer deposits for sales that have yet to be completed.

e) Cash and Cash Equivalents The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

f) Concentration of Credit Risk The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the period.

g) Accounts Receivable For financial reporting purposes, the Company utilizes the allowance method of accounting for doubtful accounts. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The allowance is based on an experience factor and review of current accounts receivable. Uncollectible accounts are written off against the allowance accounts when deemed uncollectible.

h) Inventory Inventories consisted primarily of component parts and finished goods, which are valued at the lower of cost or market on the first-in, first-out (FIFO) basis.

i) Property and Equipment Property and equipment is stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives of five to seven years.

Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed and any resulting gain or loss is credited or charged to operations.

j) Capitalized Production Costs SFAS No. 53 "Financial Reporting by Producers and Distributors of Motion Picture Films" requires capitalization of production costs and is to be amortized over the useful life of the program.

k) Intangibles Intangibles consist of goodwill, formula and license costs. Goodwill represent costs in excess of net assets acquired in connection with businesses acquired. Goodwill is being amortized to operations over 15 years. License acquisition costs are being amortized over their expected useful lives or 3 years.

Should events or circumstances occur subsequent to the acquisition of a business which brings into question the realizable value or impairment of the related goodwill, the Company will evaluate the remaining useful life and balance of goodwill and make adjustments, if required. The Company's principal consideration in determining an impairment includes the strategic benefit to the Company of the particular assets as measured by undiscounted current and expected future operating income of that specified groups of assets and expected undiscounted future cash flows. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the related goodwill exceeds the fair value of that goodwill as determined by valuation techniques available in the circumstances.

l) Income Taxes Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

m) Offering Costs Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

n) Fair Value of Financial Instruments The carrying values of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, accrued expenses and income taxes payable approximate fair value due to the relatively short maturity of these instruments. The fair value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair value of long-term borrowings approximates the carrying amounts at May 31, 2000.

o) Long-lived Assets Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate the the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

p) Stock-Based Compensation The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

q) Impact of Year 2000 Issue  During  the year  ended  December  31,  1998,  the
Company conducted an assessment of issues related to the Year 2000 and determined that it was necessary to modify or replace portions of its software in order to ensure that its computer systems will properly utilize dates beyond December 31, 1999. The Company completed Year 2000 systems modifications and conversions in 1999. Costs associated with becoming Year 2000 compliant are not material. At this time, the Company cannot determine the impact of the Year 2000 will have on its key customers or suppliers. If the Company's customers or suppliers don't convert their systems to become Year 2000 compliant, the Company may be adversely impacted. The Company is addressing these risks in order to reduce the impact on the Company.


                              NOTE 2 - INVESTMENTS

In June 1998, the Parent acquired ten percent of Dermaguard's Common Stock. The Investment is carried at lower of cost or market.

                           NOTE 3 - PREPAID EXPENSES

                  Prepaid expenses are summarized as follows:


Legal and professional services paid       $1,341,757
                        in stock
         Capital development fee 70,77
                                                    2
           Employee compensation               41,104
                       Royalties               60,000

                       Inventory               14,000
                                           ----------
          Total prepaid expenses           $1,527,633
                                           ==========

                        NOTE 4 - PROPERTY AND EQUIPMENT

                Property and equipment is summarized as follows:


     Warehouse equipment and molds             $320,789
   Computer equipment and software               152,06
                                                      8
    Furniture and office equipment               41,726
            Leasehold improvements               11,360
                          Vehicles               13,641
                                               --------
                                               $539,584
Less: accumulated depreciation and              199,490
                      amortization

                                               --------
       Property and equipment, net             $340,094
                                               ========

Depreciation expense for the quarter ended may 31, 2000 was $54,574.

NOTE 5 - CAPITALIZED PRODUCTION COSTS

Capitalized production costs are summarized as follows:

            Cactus Jack production             $292,424
  Dean Tornabene (DTCP) production               446,65
                                                      0
                                               --------
                                                739,074
    Less: accumulated amortization               50,141
                                               --------
Capitalized production costs - net             $688,933
                                               ========

            PRODUCTION COST AMORTIZATION FOR THE PERIOD WAS $28,473.

                              NOTE 6 - INTANGIBLES

                     INTANGIBLES ARE SUMMARIZED AS FOLLOWS:


                      Goodwill             $  880,277
            Safeshield formula                 343,99


                                                    6
          Cactus Jack products                330,000
                 DTCP products                170,000
                                           ----------
                                            1,724,273
Less: accumulated amortization                477,678
                                           ----------
       Total intangibles - net             $1,246,595
                                           ==========

Amortization expense for the period was $73,858.

NOTE 7 - LONG-TERM DEBT

Long-term debt consists of the following:

Flex Marketing Inc. Notes Payable            $  600,763



            Virasept Note Payable                 37,00
                                                      0
               Triad Note Payable               150,000
          Frederickson Television                93,911
              Other Notes Payable               191,489
                                             ----------
                                              1,073,163
            Less: Current Portion               338,627
                                             ----------
       Total Long-term debt - net            $  734,536
                                             ==========


NOTE 8 - NOTES PAYABLE TO STOCKHOLDERS AND AFFILIATES

The company has in aggregate $120,627 due to stockholder loans which arose from the parent's acquisition of various entities.

NOTE 9 - ACCOUNTS PAYABLE

Accounts payable and accrued expenses consist of the following:


   Accounts payable             $2,396,621
Accrued liabilities  358,98
                                         4
                                ----------
                                $2,755,605
                                ==========

NOTE 10 - DEFERRED REVENUE

Unfulfilled sales orders at May 31, 2000 amounted to $81,301.

NOTE 11 - INCOME TAXES

At May 31, 2000, the Company had net carry-forward losses of approximately $11,100,000. Because of the current uncertainty of realizing the benefit of the tax carry- forwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry- forwards depends predominantly upon the Company's ability to generate taxable income during the carry-forward period.

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax asset and liabilities are as follows:

      Deferred Tax Assets
      Loss Carry-forwards                $  11,148,71
                                                    3
Less: Valuation allowance                 (11,148,713
                                          ------------
  Net Deferred Tax Assets                $         --
                                          ============

Net operating loss carry-forwards expire starting in 2007 through 2019. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

NOTE 12 - CAPITAL STOCK TRANSACTIONS

On April 25, 2000, Dr. Abravanel's Formulas, Inc. (DABV) entered into an exchange agreement with the Parent in which 100% of the outstanding stock of Infotopia, Inc. was exchanged for common stock of DABV. Of the 12,841,353 initial DABV shares, 9,388,223 shares were canceled per the exchange agreement and the Parent received 8,167,387 shares. Through the quarter ended May 31, 2000, 7,629,285 shares were issued for legal and consulting services. At the end of the period there were 19,555,402 shares issued and outstanding.

The exchange agreement specified that the Parent receive 8,167,387 shares. At the end of the period, the Parent received 7,949,999 shares and 217,388 shares were due to the Parent. On April 26, 2000 an engagement letter for Corinthians Ltd. was executed related to stock subscriptions at $1.00 per share. The related equivalent common stock (705,000) was reflected as issued and outstanding at quarter end.

NOTE 13 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of May 31, 2000, the Company has a working capital deficit of $643,632 and an accumulated deficit of $10,739,664. Based upon the Company's plan of operation, the Company estimates that existing resources, together with funds generated from operations, will not be sufficient to fund the Company's working capital. The Company is actively seeking additional equity and debt financing. There can be no assurances that sufficient financing will be available on terms acceptable to the Company or at all. If the Company is unable to obtain such financing, the Company will be forced to scale back operations, which would have an adverse effect on the Company's financial condition and results of operation.

NOTE 14 - SUBSEQUENT EVENTS

On June 26, 2000, the Company entered into a License Agreement with Torso Tiger, Inc. ("TT"). Under the terms of the agreement, TT grants and licenses to the Company the exclusive worldwide rights to advertise, promote, market, sell, distribute and exploit the fitness product currently known as "Torso Tiger". In consideration of the license, the Company will compensate TT common stock equal to $500,000; a weekly royalty of 5% of Gross Sales Revenues (GSR) of the Product and its upsells in the non- retail markets; a weekly royalty of 17% of GSR from worldwide retail and additional contingent bonuses based on meeting or exceeding sales quotas.

On June 12, 2000, the Company entered into a Mutual Release and Settlement Agreement ("Release") with

         GREENWOOD & HALL TO SETTLE A DEBT OF $131,500.

         ON JULY 11, 2000, THE COMPANY ENTERED INTO A SETTLEMENT AGREEMENT AND FULL RELEASE WITH DAVID VITKO, D.V. BACK PRODUCTS, INC. FOR A SETTLEMENT OF DEBT OF $368,434 OVER A 4 MONTH PERIOD AND INFOTOPIA RETAINS ALL RIGHTS TO THE BACKSTROKE BACK MASSAGER.

         THE COMPANY ENTERED INTO A SETTLEMENT AGREEMENT AND FULL RELEASE WITH REMON HAYEK PERTAINING TO THE BACKSTROKE BACK MASSAGER FOR A SETTLEMENT OF DEBT OF $125,000.

                         DR. ABRAVANEL'S FORMULAS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                     ASSETS

                                                                     February 29,
                                                                         2000
Current Assets
 Cash                                                                  $  2,838
 Officer receivable                                                         525
 Samples and supplies                                                    11,745
                         Total current assets                            15,108

Other Assets
 Deferred taxes receivable                                                9,810
 Valuation allowance - Deferred taxes                                    (9,810)
                           Total other assets                                --

                                 Total Assets                          $ 15,108

                      LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
 Accounts payable and accrued liabilities                              $     --
                    Total current liabilities                                --

Shareholders' equity (note 3)
 Common Stock, $.001 Par Value
 authorized 40,000,000 share; 12,841,353
 shares issued and outstanding                                           12,841
 Paid in Capital                                                         38,333
 Accumulated deficit                                                    (36,066)
                                 Total Equity                            15,108
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $ 15,108

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.




                         DR. ABRAVANEL'S FORMULAS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED FEBRUARY 29, 2000
       AND THE PERIOD FROM INCEPTION (APRIL 28, 1998) TO FEBRUARY 29, 2000


                                                  Period from       Period from
                                                  Inception         Inception
                                    Year          (April 28, 1998)   (April 28,
                                    Ended                 to           1998) to
                                 February 29,      February 28,      February 29,
                                     2000              1999              2000
Sales                              $     --                            $     --

Cost of sales                            --                                  --

Gross profit                             --                                  --

Costs and Expenses:
 General administrative               8,307            26,714            22,231
 Sample costs/product                 1,045                --            13,835
         Total Expenses               9,352            26,714            36,066

               Net Loss              (9,352)          (36,066)

Income Tax Provision:
   Deferred tax benefit              (4,200)           (5,610)               --
   Income tax benefit -               9,810                --                --
   reversal - allowance
       Total income tax               5,610            (5,610)               --
      expense (benefit)

               Net Loss            $(14,962)         $(21,104)         $(36,066)

Net loss before income
taxes per share
 (note 1 )                         $  (0.01)         $  (0.01)
Net loss per share                 $  (0.01)         $  (0.01)
(note 1)

Weighted average common
shares
  (in thousands)                     12,841            10,374
(note 1)

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.


                         DR. ABRAVANEL'S FORMULAS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF SHAREHOLDER'S EQUITY
                      FOR THE YEAR ENDED FEBRUARY 29, 2000
         AND THE PERIOD FROM INCEPTION (APRIL 28, 1998) TO FEBRUARY 29,
                                      2000


                                    Twelve Month          Period from
                                                          Inception
                                    Period Ended      (April 28, 1998)
                                                            to
                                  February 29,2000     February 29, 2000
               Beginning Balance           62,107                     -
Issuance of common stock:
 10,000,000 shares on 4/28/98
(issued as
 partial consideration for
product
 formulas; valued at stock par                                   10,000
value)

 25,000 shares on 6/15/98                                           250
 53,500 shares on 6/15/98                                         8,025
 100,000 shares on 7/10/98                                       15,000
 10,000 shares on 7/16/98                                           100
 40,000 shares on 7/16/98                                         6,000
 135,000 shares on 7/23/98                                        1,350
 233,461 shares on 7/23/98                                       35,019
 27,500 shares on 7/30/98                                           275
 33,500 shares on 7/30/98                                         5,025
 25,000 shares on 8/18/98                                           250
 81,667 shares on 8/18 98                                        12,250
 750,000 shares on 8/20/98                                          750
 60,600 shares on 8/21/98                                         9,090
 100,000 shares on 8/21/98                                        1,000
 137,500 shares on 8/25/98                                        1,375
 173,000 shares on 8/25/98                                       25,950
 750,000 shares on 8/26/98                                          750
 40,000 shares on 8/31/98                                           400
 10,000 shares on 9/4/98                                          1,500
 55,625 shares on 9/18/98                                        10,500
Special distribution                     (19,475)              (60,000)
Common stock offering costs              (12,562)              (33,685)
                        Net loss         (14,962)              (36,066)
    Balance at February 29, 2000           15,108                15,108

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.
                         DR. ABRAVANEL'S FORMULAS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                          YEAR ENDED FEBRUARY 29, 2000
         AND THE PERIOD FROM INCEPTION (APRIL 28, 1998) TO FEBRUARY 29,
                                      2000


                                     Year Ended    Period from    Period from
                                   February 29,    Inception      Inception
                                       2000       (April 28,      (April 28,
                                                   1998) to        1998) to
                                                 February 29,    February 29,
                                                     2000            2000
Cash Flows used in Operating
Activities:
 Net loss                            $ (14,962)      $ (21,140)     $ (36,066)
Adjustments to reconcile net
loss to net cash used in
operating
 activities :
 Valuation allowance to                   5,610         (5,610)              -
eliminate deferred tax asset
      Net cash used by operating        (9,352)        (26,750)       (36,066)
                      activities

Changes in Assets and

Liabilities:
 Advance to officer                       (525)                          (525)
 Increase (decrease) in prepaid           1,045        (12,790)       (11,745)
supplies
     Net cash used by operations        (8,832)        (12,790)       (48,336)

Cash Flows from Financing
Activities:
 Issuance of common stock                     -         134,859        134,859
 Common stock offering costs           (12,562)        (21,123)       (33,685)
 Return of capital to founders         (19,475)        (30,525)       (50,000)
  Net cash (used) from financing       (32,037)          83,211         51,174
                      activities

 Net (decrease) increase in cash       (40,869)          83,211          2,838

    Cash, at Beginning of Period         43,707               -              -

          Cash, at End of Period        $ 2,838        $ 43,707        $ 2,838

Supplemental Cash Flow
Disclosures:
 Interest paid                              $ -             $ -            $ -
 Income taxes paid                          $ -             $ -            $ -

Non Cash Transactions:
 On April 28, 1998, 10,000,000
shares of common stock
 were issued to founders for                                          $ 10,000
formulas contributed to the
Company.

                  See accompanying notes to financial statements.

                         Dr. Abravanel?s Formulas, Inc.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS



Note 1 - Nature of business and summary of significant accounting policies

Nature of business - Dr. Abravanel?s Formulas, Inc. was incorporated on April 28, 1998, in the state of Nevada. The Company was formed as a nutritional supplement development and marketing corporation. The Company has developed products specifically for the reduction or elimination of cravings in people.

As a development stage company, management's efforts have been in product development and marketing strategies.

Basis of presentation - The financial statements have been prepared in conformity with generally accepted accounting principals.

Inventories - Inventories, which at February 29,2000, consisted primarily of production supplies, are stated at the lower of cost or market determined on the first-in, first-out (FIFO) basis.

Intangibles - Start-up costs, research and development costs and formula costs are charged to the expense in the period incurred.

Income taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates.

Per share information - Per share information has been computed using the weighted average number of common shares outstanding during the period.

Note 2 - Contract payable

Effective on April 28, 1998, the Company agreed to give 10,000,000 shares of common stock, with a par value of $10,000, and $50,000 in cash. The stock was issued on April 28, 1998, and the cash was paid in installments of $30,525 in 1998 and $19,475 in March 1999.

Note 3 - Shareholders equity

Voting rights and powers - Common stock shall be entitled to cast thereon one
(1) vote in person or by proxy for each share of the common stock standing in his name.

Dividends and distributions -

                  a) Cash dividends - subject to the rights of holders of preferred stock, holders of common stock shall be entitled to receive such cash dividends as may be declared thereon by the board of directors from time to time out of assets or funds of the Corporation legally available thereof;

                  b) Other dividends and distributions - The board of directors may issue shares of the common stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the common stock;

                  c) Other rights - Except as otherwise required by the Nevada Revised Statutes and as may otherwise be provided in these Amended Articles of Incorporation, each share of the common stock shall have identical powers, preferences and rights, including rights in liquidation;

Preferred stock - The powers, preferences, rights, qualifications, terms, limitations and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the board of directors in its sole discretion, authority to do so being hereby expressly vested in the board.

Transfer restrictions - No sale, offer to sell, or transfer of any common stock issued shall be made unless a registration statement under the Federal Securities Act of 1933, as amended with respect to such shares is then in effect or an exemption from the registration requirements of said act is then in fact applicable to said shares. In addition, all common stock issued at $.01 (500,000 shares) may not be sold, offered for sale, or transferred unless approved and authorized in writing by the Company's board of directors.

Note 4 - Income Taxes

As of February 29, 2000, the company has available net operating loss carryforwards of approximately $39,000. These carryforwards will expire in the years 2014 and 2015. As of February 29, 2000, the Company recognized a deferred tax asset amounting to $8,260 from its loss carryovers.

Note 5 - Contingencies

The Company is dependent on Dr. Elliot Abravanel for the development and marketing of the Company's product line.

Note 6 - Private placement memorandum and filings with the SEC

As of February 29, 2000, 1,341,353 shares of common stock have been issued through the Company's private placement offerings. The Company has applied for and received the CUSIP number for the or the Company's publicly traded shares. The Company, through its sponsoring market maker Equitrade Securities, Inc., filed Form 211 on July 21, 1999, for listing its shares on the OTC Electronic Bulletin Board. The Company has received two sets of comments from OTC Bulletin Board examiners and responded to them. The Company filed with SEC on December 10, 1998, and this filing became effective February 8, 1999. The SEC has notified the Company that all questions and comments have been cleared.

Note 7 - Equity Funding

The Company anticipates the need for additional capital to launch its product line. Management may elect to sell additional equity, debt or enter into partnerships to fund its financial needs. Currently, the Company has developed its first product, ?Replen 100 for Vibrant Health", and has a limited inventory of this product.

Item  8.  Changes in and Disagreements with Accountants on
Accounting and Financial Disclosure.

The Company's former accountant, Balmer and Nelson resigned on April 14, 2000; the Company engaged a new accountant on that same date: Randy R. Simpson, C.P.A. P.C.. The change in accountants was reported in a Report on 8K which was filed with the Securities and Exchange Commission on April 19, 2000. There were no disagreements with the Company's former accountants which would require further disclosure under this Item. 8

Dr. Abravanel's Formulas, Inc.

                          (A Development Stage Company)
                                  Balance Sheet
                                February 28, 1999

                                     ASSETS

Current Assets
  Cash                                                     $   43,707
  Inventory (note 1)                                           12,790
                                                           -----------
Total current assets                                           56,497

Deferred taxes, net (notes 1 and 4)                             5,610
                                                           -----------

Total assets                                               $   62,107
                                                           ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Contract payable (notes 2 and 5)                         $   19,475
                                                           -----------
Total current liabilities                                      19,475

Shareholders' equity (note 3)
  Common stock, $.001 par, authorized 40,000,000
    shares; 12,841,353 shares issued and outstanding           12,841
  Additional paid-in capital - common stock                   132,018
  Special distribution (notes 2 and 5)                        (60,000)
  Common stock offering costs                                 (21,123)
  Preferred stock, $.001 par, authorized 10,000,000
    shares; 0 shares issued and outstanding                      -
  Deficit accumulated during the development stage            (21,104)
                                                          ------------
Total shareholders' equity                                     42,632
                                                          ------------
Total liabilities and shareholders' equity                $    62,107
                                                          ============

See accompanying notes to financial statements.

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                             Statement of Operations
               For the Eleven Month Period Ended February 28, 1999
       and the Period from Inception (April 28, 1998) to February 28, 1999

                                       Eleven Month       Period from Inception
                                       Period Ended       (April 28, 1998) to
                                       February 28,1999   February 28, 1999
                                       ----------------   ---------------------
Sales                                  $           -      $             -
Cost of sales                                      -                    -
                                       ----------------   ---------------------

Gross profit                                       -                    -
                                       ----------------   ---------------------
Costs and expenses:
  General and administrative                    26,714                 26,714
                                       ----------------   ---------------------
Total costs and expenses                        26,714                 26,714
                                       ----------------   ---------------------
Net loss before income taxes                   (26,714)               (26,714)
Income tax benefit attributable
  to continuing operations (note 4)              5,610                  5,610
                                       ----------------   ---------------------

Net loss                               $       (21,104)   $           (21,104)
                                       ================   ====================

Net loss before income taxes per
  share (note 1)                       $          (.01)   $              (.01)
Net loss per share (note 1)            $          (.01)   $              (.01)

Weighted average common shares
   (in thousands) (note 1)                      10,374                 10,374
                                       ================    ===================

See accompanying notes to financial statements.

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                        Statement of Shareholders' Equity
               For the Eleven Month Period Ended February 28, 1999
       and the Period from Inception (April 28, 1998) to February 28, 1999

                                                             Period from
                                         Eleven Month        Inception
                                         Period Ended       (April 28, 1998) to
                                         February 28, 1999   February  28,1999
                                         -----------------  -------------------
Beginning balance                        $          -       $           -

Issuance of common stock:
   10,000,000 shares on 4/28/98                    10,000              10,000
     (issued as partial consideration
     for product formulas; valued at
     stock par value)
          25,000 shares on 6/15/98                    250                 250

          53,500 shares on 6/15/98                  8,025               8,025
         100,000 shares on 7/10/98                 15,000              10,000
          10,000 shares on 7/16/98                    100                 100
          40,000 shares on 7/16/98                  6,000               6,000
         135,000 shares on 7/23/98                  1,350               1,350
         233,461 shares on 7/23/98                 35,019              35,019
          27,500 shares on 7/30/98                    275                 275
          33,500 shares on 7/30/98                  5,025               5,025
          25,000 shares on 8/18/98                    250                 250
          81,667 shares on 8/18/98                 12,250              12,250
         750,000 shares on 8/20/98                    750                 750
          60,600 shares on 8/21/98                  9,090               9,090
         100,000 shares on 8/21/98                  1,000               1,000

         137,500 shares on 8/25/98                  1,375              1,375
         173,000 shares on 8/25/98                 25,950             25,950
         750,000 shares on 8/26/98                    750                750
          40,000 shares on 8/31/98                    400                400
          10,000 shares on 9/04/98                  1,500              1,500
          55,625 shares on 9/18/98                 10,500             10,500
         Special distribution                     (60,000)           (60,000)
         Common stock offering costs              (21,123)           (21,123)

      Net loss                                    (21,104)           (21,104)
                                         ----------------- -------------------
Balance at February 28, 1999             $         42,632  $          42,632
                                         ================= ===================

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows
               For the Eleven Month Period Ended February 28, 1999
       and the Period from Inception (April 28, 1998) to February 28, 1999

                                                                    Period from
                                                 Eleven Month       Inception
                                                 Period Ended       (April 28, 1998) to
                                                 February 28, 1999  February 28, 1999
                                                 -----------------  ------------------
         Cash flow from operating activities
              Net loss                           $        (21,104)  $         (21,104)

           Adjustments to reconcile net income
            to net cash used in operating
            activities:
              Increase in deferred taxes                   (5,610)             (5,610)
            Changes in assets and liabilities:

                 See accompanying notes to financial statements.

              Inventory                                   (12,790)            (12,790)
                                                 -----------------  ------------------
         Net cash used by operations                      (39,504)            (39,504)

         Cash flows from financing activities
            Issuance of common stock                      134,859             134,859
            Common stock offering costs                   (21,123)            (21,123)
            Payment of special distribution               (30,525)            (30,525)
                                                 -----------------  ------------------
         Net increase in cash                              83,211              83,211

         Cash at beginning of period                          -                   -
                                                 -----------------  ------------------
         Cash at end of period                   $         43,707   $          43,707
                                                 =================  ==================

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows
               For the Eleven Month Period Ended February 28, 1999
      and the Period from Inception (April, 28, 1998) to February 28, 1999

Supplemental cash flow disclosures;
  Interest paid                           $  0          $  0
                                          ====          ====
  Income taxes paid                       $  0          $  0
                                          ====          ====
  Non cash transactions:

On April 28, 1998, 10,000,000 shares of common stock were issued as payment for product formulas valued at $10,000.

                 See accompanying notes to financial statements.

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements

Note 1 - Nature of business and summary of significant accounting policies

Nature of business - Dr. Abravanel's Formulas, Inc. was incorporated on April 28, 1998 in the state of Nevada. The Company was formed as a nutritional supplement development and marketing corporation. The Company has developed products specifically for the reduction or elimination of cravings in people.

As a development stage company, management's efforts have been in product development and marketing strategies.

Inventories - Inventories, which at February 28, 1999, consisted primarily of production supplies, are stated at the lower of cost or market determined on the first-in, first-out (fifo) basis.

Intangibles - Start-up costs, research and development costs and formula costs are charged to expense in the period incurred.

Income Taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates.

Per share information - Per share information has been computed using the weighted average number of common shares outstanding during the period.

Note 2 - Contract payable

Effective on April 28, 1998, the Company entered into an agreement to purchase specific existing nutritional formulations as well as the non-exclusive use of formulas to be developed in the future.

In exchange for the formulas the Company agreed to give 10,000,000 shares of common stock, with a par value of $10,000, and $50,000 in cash. The stock was issued on April 28, 1998, and the cash was paid in installments of $30,525 in 1998, and the remainder of $19,475 will be paid on or after September 15, 1998, at a time which is at the discretion of the Company's board of directors.

Note 3 - Shareholders' equity

Voting rights and powers - Common stock shall be entitled to cast thereon one
(1) vote in person or by proxy for each share of the common stock standing in his name.

Dividends and distributions -

         a) Cash dividends - subject to the rights of holders of preferred stock, holders of common stock shall be entitled to receive such cash dividends as may be declared thereon by the board of directors from time to time out of assets or funds of the Corporation legally available therefor;

         b) Other dividends and distributions - The board of directors may issue shares of the common stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the common stock;

         c) Other rights - Except as otherwise required by the Nevada Revised

         Statutes and as may otherwise be provided in these Amended Articles of Incorporation, each share of the common stock shall have identical powers, preferences and rights, including rights in liquidation;

Preferred stock - The powers, preferences, rights, qualifications, terms, limitations and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the board of directors in its sole discretion, authority to do so being hereby expressly vested in bush board.

Transfer restrictions - No sale, offer to sell, or transfer of any common stock issued shall be made unless a registration statement under the Federal Securities Act of 1933, as amended with respect to such shares is then in effect or an exemption from the registration requirements of said act is then in fact applicable to said shares. In addition, all common stock issued at $.01 (500,000 shares) may not be sold, offered for sale, or transferred unless approved and authorized in writing by the Company's board of directors.

Note 4 - Income taxes

As of February 28, 1999 the Company has available net operating loss carryforwards of approximately $26,700. These carryforwards will expire in the year 2014. As of February 28, 1999, the Company recognized a deferred tax asset amounting to $5,610 from its loss carryovers.

         Total deferred tax assets              $   5,610
          (from net operating loss carryovers)
         Less valuation allowance                      -
                                                ---------
         Deferred tax assets, net               $   5,610
                                                =========

         Total deferred tax liabilities         $      -
                                                =========

                                                  Deferred               Deferred
                                                    tax      Valuation      tax
                                                   assets    allowance    assets (net)
                                                 ----------  ----------  -------------
         Beginning balance                       $        -  $        -  $           -
         Current tax (expense) benefit                5,610           -          5,610
         Current adjustment in valuation
           allowance                                      -           -              -
                                                 ----------  ----------  -------------
         Balance at February 28, 1999            $    5,610  $      -    $       5,610
                                                 ==========  ==========  =============

         Statutory tax on pre-tax income from continuing
            operations                                         $      -
         Deferred tax expense or (benefit)                        5,610
         Current adjustment in valuation allowance                    -
                                                               --------
         Income tax expense (benefit) attributable
            to continuing operations                           $( 5,610)
                                                               ========

Note 5 - Related party transactions

On April 28, 1998 the Company purchased certain nutritional formulations from Elliot D. Abravanel, MD and Mark Delott, the only officers and directors of the Company for $50,000 and 10,000,000 shares of common stock.

Note 6 - Contingencies

The Company is dependent on Dr. Elliot Abravanel for the development and marketing of the Company's product line.

Note 7 - Private placement memorandum and filings with the SEC

As of February 28, 1999, 831,353 shares of common stock have been issued through the Company's private placement offering. The Company intends filing with the NASD for listing of its shares on the over the counter (OTC) Electronic Bulleting Board. In preparation for this, the Company filed with the SEC on December 10, 1998 and this filing became effective February 8, 1999. The only step remaining in this process is a clearance of comments and questions from the SEC.

Note 8 - Subsequent events

The Company anticipates the need for additional capital to launch its product line. Management may elect to sell additional equity, debt or enter into partnerships to fund its financial needs. Currently, the Company has developed its first product "Replen 100 for Vibrant Health" and has a limited inventory of this product.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Bondy & Schloss LLP, New York, New York.

EXPERTS

         The financial statements of Infotopia, Inc., as of May 31, 2000 and for the year ended June 30, 1999 have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., Independent Public Accountants, and have been incorporated by reference in this prospectus in reliance upon the report of such firm (which is also incorporated by reference) and upon their authority as experts in accounting and auditing.

         The financial statements of Infotopia, Inc., dated April 20, 2000, appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended February 29, 2000, have been audited by Randy Simpson, Certified Public Accountant, and have been incorporated by reference in this prospectus in reliance upon the report of such firm (which is also incorporated by reference) and upon their authority as experts in accounting and auditing.

         The financial statements of Infotopia, Inc., dated March 5, 1999, appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1999, have been audited by Balmer and Nelson, Certified Public Accountants, and have been incorporated by reference in this prospectus in reliance upon the report of such firm (which is also incorporated by reference) and upon their authority as experts in accounting and auditing.

         You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer and/or solicitation is unlawful.

                       WHERE CAN YOU FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"):

         (a) Our Annual Report on Form 10-KSB for the years ended February 29, 2000 and February 28, 1999;

         (b) Our Quarterly Reports on Form 10-QSB for the quarters ended May 31, 2000, November 30, 1999, August 31, 1999 and May 31,
                  1999;

         (c) All of our other reports and forms filed pursuant to Section 13(a) or 15(d) of the Exchange Act, prior to the date hereof; and

         (5) The "Description of Securities" as contained in our Registration Statement on Form 10-SB as filed with the Securities and Exchange Commission on December 10, 1998.

                               35,949,578 SHARES

                                INFOTOPIA, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                OCTOBER__, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Nevada General Corporation Law (the "NGCL"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The NGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification may be made, if a judgment or other final adjudication establishes such director or officers' actions or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director or officer had reasonable cause to believe his/her conduct was lawful or had no reasonable cause to believe his/her conduct was unlawful; (b) a transaction from which the director or officer derived an improper personal benefit; (c) in the case of a director, a director held liable for an unlawful distribution, as defined by the NGCL; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of shareholder.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

SEC Registration Fee..............................................   $  4,840.20
Printing and Engraving Expenses...................................     10,000.00
Legal Fees and Expenses...........................................     40,000.00
Accounting Fees and Expenses......................................     10,000.00

Total.............................................................   $ 64,840.20

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

                     ON ACCOUNTING AND FINANCIAL DISCLOSURE


     Subsequent to the Plan of Exchange dated April 25, 2000, Balmer and Nelson resigned as the independent accountant for Dr. Abravanel's. Balmer & Nelson previously audited the balance sheet of Dr. Abravanel's as of February 28, 1999 and the related statements of operations, stockholders' equity, and cash flows for the period from April 28, 1998 (inception) through February 28, 1999. Balmer and Nelson has not issued an adverse opinion or a disclaimer of opinion, nor has any report during the past year been qualified or modified as to uncertainty, audit scope, or accounting principles. During Dr. Abravanel's most recent fiscal year, and any subsequent interim period preceding the resignation of Balmer and Nelson, there were no disagreements with Balmer and Nelson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During Dr. Abravanel's most recent fiscal year and any subsequent interim period preceding this change in certified accountants:

     (A) Balmer and Nelson did not advise Dr. Abravanel's that the internal controls necessary to develop reliable financial statements did not exist;

     (B) Balmer and Nelson did not advise Dr. Abravanel's that information had come to the accountant's attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management;

     (C) Balmer and Nelson did not advise Dr. Abravanel's of the need to expand significantly the scope of its audit, or that information had come to the accountant's attention during said time period that if further investigated, may: (i) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) cause it to be unwilling to rely on management's representations or be associated with Dr. Abravanel's financial statements; or

     (D) Balmer and Nelson did not advise Dr. Abravanel's that information had come to the accountant's attention that it had concluded materially impacted the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

     On April 14, 2000, Dr. Abravanel's engaged Randy R. Simpson, C.P.A., P.C. as the new independent accountant engaged as the principal accountant to audit Dr. Abravanel's financial statements. During Dr. Abravanel's two most recent fiscal years, and any subsequent interim period prior to engaging Randy R. Simpson, neither Dr. Abravanel's nor anyone on its behalf consulted Randy R. Simpson regarding either: (1) the application of accounting principles to a specified transaction, either completed or proposed; or (2) the type of audit opinion that might be rendered on Dr. Abravanel's financial statements; or (3) any matter which was either the subject of a disagreement (there were no disagreements as stated above) or a reportable event (as described in Item 304(a)(1)(V) of Regulation S-K). The decision to engage Dr. Abravanel's new accountant, Randy R. Simpson, was recommended and approved by Dr. Abravanel's board of directors.

                     RECENT SALES OF UNREGISTERED SECURITIES

     In a series of transactions between April 1998 and September 1998, Dr. Abravanel's issued common stock in several transactions. Pursuant to a Technology Transfer Agreement, on April 28, 1998 Dr. Abravanel's issued to Dr. Abravanel and Mark Delott 10,000,000 shares of "restricted" securities as that term is defined in Rule 144. These shares were issued pursuant to Section 4(2) of the Act. In consideration of the issuance of these shares, Dr. Abravanel's acquired 100% of the rights of all the formulas that they marketed. In addition, on August 26, 1998, Dr. Abravanel's issued to Dr. Abravanel and Mark Delott 1,500,000 shares of common stock pursuant to Rule 701 for $.001 per share (750,000 shares each). Between May and September 1998, Dr. Abravanel's sold 1,341,353 Shares of its $.001 par value Common Stock at prices ranging from $0.01 - $0.20 per Common Share for an aggregate of approximately $133,000 to 30 investors. These investors purchased such securities pursuant to an exemption from registration pursuant to Section (4)(2)of the Securities Act of 1933 and Regulation D, Rule 504 as promulgated thereunder (the "Private Offering"). There were no underwriters involved in the Private Offering and no commissions were paid nor discounts given to any individual. All purchasers executed a Subscription Agreement indicating they have such knowledge and experience in financial and business matters that either alone or with a purchasers representative, they are capable of evaluating the merits and risks of the investment. No purchasers used a purchaser representative. None of Dr. Abravanel's Officers, Directors or affiliates participated in the aforesaid sale of securities. No underwriters were involved in any of the offerings. Dr. Abravanel's used the proceeds from the offerings for general working capital.


                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER     DESCRIPTION
5.1        *   Opinion of Bondy & Schloss LLP as to the legality of the
               securities being offered.

23.1       *   Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

23.2       *   Consent of Randy Simpson, CPA, P.C.

23.3       *   Consent of Balmer & Nelson, CPA

23.4       *   Consent of Bondy & Schloss LLP  (included in Exhibit 5.1).

* Filed herewith.

                                  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raynham, Massachusetts, on October 5, 2000.

                                 INFOTOPIA, INC.


                                 By: /s/ Daniel Hoyng
                                 -----------------------------------------------
                                 Daniel Hoyng
                                 Chief Executive Officer, Chairman and Director


/s/ Daniel Hoyng                 Chief Executive Officer, Chairman and Director
----------------------
Daniel Hoyng

/s/ Ernie Zavoral                President, Director
Ernie Zavoral

/s Clinton Smith                 Director
----------------------
Clinton Smith

/s/ Marek Lozowicki              Acting Chief Financial Officer, Vice
----------------------
Marek Lozowicki                  President and Secretary

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Hoyng his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of October, 2000.


Signature                        Title


/s/ Daniel Hoyng                 Chief Executive Officer, Chairman, Director
----------------------
Daniel Hoyng

/s/ Ernie Zavoral                President, Director
Ernie Zavoral

/s Clinton Smith                 Director
----------------------
Clinton Smith

/s/ Marek Lozowicki              Acting Chief Financial Officer, Vice
----------------------
 Marek Lozowicki                 President and Secretary


                                  EXHIBIT INDEX

Index and Description of Exhibits.

Exhibit No.     Description
3.1                *   Articles of Incorporation.
3.2                *   Bylaws.
5.1                *   Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.
10.1               *   Acquisition Agreement.
10.2               *   License Agreement.
10.3               *   Mutual Release and Settlement Agreement with Greenwood & Hall.
10.4               *   Settlement Agreement and Full Release with David M. Vitko, D.V. Back Products, Inc.
                        General Partner, Backstroke, LTD.
10.5               *   Addendum to their Manufacturing, Marketing and Distribution Agreement with Dean Tornabene.
10.6               *   Settlement Agreement and Full Release with Cactus Jack.*
10.7               *   Letter of Understanding with First Equity Capital.*
10.8               ***  Lease.
16                 *   Letter on Change in Certifying Accountant.
23.1               **  Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
23.2               *** Consent of Randy Simpson, CPA, P.C.
23.3               *** Consent of Balmer & Nelson, CPA
23.4               *   Consent of Bondy & Schloss LLP  (included in Exhibit 5.1).
27                 **  Financial Data Schedule.

-------------
* Previously filed.
** Filed herewith.
*** To be filed amendment.